Final Transcript

Conference Call Transcript VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call Event Date/Time: Jul. 11. 2008 / 10:00AM ET

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Final Transcript
Jul. 11. 2008 / 10:00AM ET, VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President & CEO

 Michael Stoehr
 Audiovox Corporation - CFO

CONFERENCE CALL PARTICIPANTS

 Jim Barrett
 CL King & Associates - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen. Welcome to the 2009 first-quarter Audiovox corporate earnings conference call. I would now like to turn the presentation over to Mr. Glenn Wiener. Please proceed.

 Glenn Wiener - GW Communications - IR

 Thank you good morning, George. Welcome to Audiovox's fiscal 2009 first-quarter conference call. Today's call is being webcast from our website, www.Audiovox.com, under the Investor Relations section.

With me this morning is Patrick Lavelle, President and CEO; and Michael Stoehr, Senior Vice President and CFO. John Shalam is also here with us and will be available during the Q&A portion of the call.

Before turning the call over to Pat, the following Safe Harbor. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information, and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause results to differ materially from the results suggested in these forward-looking statements. These factors include but are not limited to risks that result in changes in the Company's core business operations, our ability to keep pace with technology advances, significant competition in the mobile and consumer electronics businesses and accessory businesses, relationships with key suppliers and customers, quality and consumer acceptance of our newly introduced products, market volatility, nonavailability of products, excess inventory, price and product competition, new product introductions and the possibility that a review of our prior filings by the SEC may result in changes to our financial statements and the possibility that stockholders or regulatory authorities may initiate proceedings against the Company and/or our officers and directors as a result of any numerous statements or other actions.

Risk factors with our business, including some of the factors set forth herein, are detailed in the Company's Form 10-K for the period ended February 29th, 2008, and in our Form 10-Q for the period ended May 31st, 2008, which was filed after market close yesterday. At this time, I would like to turn the call over to Pat Lavelle.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thank you, Glenn, and good morning. Welcome to our fiscal 2009 first-quarter conference call.

Yesterday we reported sales of $144 million, an increase of 12.5% over the first quarter last year. We also reported a net loss from continuing operations of $5.2 million, both well below our internal expectations.

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Final Transcript
Jul. 11. 2008 / 10:00AM ET, VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call

When I spoke with you on our last call, I stated that we anticipated a weak economy and reduced consumer spending would continue impact on our performance in the first quarter. This was true, but even more so than we had forecasted, as consumer confidence continues to evaporate.

Consumer electronics and accessories sales continue to be negatively affected by the overall slowdown in consumer spending, and our mobile group has been impacted by increasingly lower new car sales, particularly in the SUV category, where many of our higher-margin products are designed to go. This is not new. Car sales have been weaker for quite some time, and we had accounted for this in our planning. However, the recent surge in gas prices has further cut into sales of the larger vehicles. No one predicted $140 to $145 per barrel at this time last year, or last quarter, for that matter.

This increase and many other issues have effected consumer buying decisions on all nonessential products. We are not immune to the overall downturn in business, which continues to impact not only Audiovox but most consumer goods companies today. In spite of what is happening at retail, we're confident that we will still post an increase in sales over fiscal 2008. But, due to the unsettled nature of the markets, we are uncomfortable making a formal projection at this time. I will continue to provide updates on future calls as we better understand the pulse of the markets.

Looking at our first-quarter performance, electronics sales were $113.7 million compared to $95 million in the first quarter last year. Accessories sales were $30.8 million, down approximately $2.5 million. The increase in our electronics sales is due in part to the acquisitions made last year, higher sales in Code-Alarm products to retail [MBOEs] and increased volumes in our international operations. Accessories were off a bit, due primarily to the downturn in the economy. As a percentage of net sales, electronics were 78.7% compared to 74.1% in the first fiscal quarter last year, and accessories were 21.3% and 25.9% for the same period.

Our mobile multimedia products continued to hold leading market shares. The most recent NPD report puts Audiovox and Jensen with number one and number two market share in this category, respectively. Additionally, with the XM and Sirius merger nearing completion, we expect sales to improve as consumer confidence in satellite radio returns. Every quarter it's asked, so I'll reiterate my belief, we do not anticipate any material changes in the satellite radio category this year as it takes time to integrate acquisitions and there are different technologies in the two companies. We remain XM's number-one provider of satellite radio products in the aftermarket and, as you know, have a history with Sirius on the OE level as well. We're monitoring the situation closely and will keep the market informed as things materialize.

On the OEM side, during the quarter we made our first shipment of the GM bi-directional transmitter for vehicles equipped with GM factory remote starters. Mopar has awarded us the contract with a rear-seat entertainment program for Chrysler, and this is set to deliver in August. Recently, Toyota motor sales expanded their program with us to include our new next-generation headrest system for the Toyota Sienna.

In Europe, the 2009 Porsche Panamira, two new 2008 Toyota models and the BMW X5 will all have rear entertainment systems from Audiovox. In Venezuela we have begun shipment of our car audio system (technical difficulty) for the Aveo and Spark, a new contract won late last year. All in all, I believe these new programs will help mitigate the weaker car sales and the overall softness in the automotive market, both at OEM and also aftermarket.

In consumer electronics we have a number of RCA digital products that are launching during the second and third fiscal quarters. Some of these have been picked for Black Friday promotions with major retailers, as Wal-Mart, Best Buy and Circuit. NPD has listed Audiovox with number two market share in portable DVD, as sales have improved in this category with the shortage of LCD screens abating. In addition, we will launch an Internet radio under the Acoustic Research brand to complement AR's reemergence as a high-technology product line that will focus on wireless products and high-end radios.

Our international sales were up $7.6 million, or approximately 48.2% over the first quarter last year, helped in part by the strong euro. However, the EU is focused on curbing inflation, which may create a greater chance for an economic slowdown in the EU countries. We are starting to feel the impact in our sales, though our margins remain healthy at this time.

Of greater concern to me is the skyrocketing cost to do business that has significantly impacted our margins, profits and the sustainability of certain product categories. Despite a modest increase in sales, we reported a loss this quarter, primarily due to, one, a lower top line that did not enable us to realize as much efficiency as we had hoped (technical difficulty) [rising cause] basis and our decision to exit the portable nav category.

Transportation expense on both international inbound containers and domestic freight has risen dramatically. Fuel surcharges in some cases are as high as (technical difficulty) [38]%. Rising oil costs lower our first gross margin. In addition, our margins have been impacted by higher costs of finished goods from our China manufacturers as they (technical difficulty) with accumulated increases in labor, raw material, fuel-related

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Final Transcript
Jul. 11. 2008 / 10:00AM ET, VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call

expenses and foreign exchange appreciation. They simply cannot hold the line. I believe these price increases are not the traditional short-term or periodic spikes we have when supply is short and demand is high. These increases are likely to be sustained over the foreseeable future, and based on that belief, we have advised our customer base of an across-the-board price increase to cover the additional expenses we are incurring in manufacturing and transportation. The new pricing started to go into effect July 1st, and I anticipate that it will [take] most of the second quarter to stabilize margins and bring them back to the levels that we have projected.

In years past, we have exited nonprofitable business lines, or ones that do not meet our profitability targets. After taking a long and hard look at industry trends and a highly competitive and mature market with lowering ASPs, we have decided to exit the portable nav business. Although this has been a growth category in consumer electronics, it is not (technical difficulty) where we see that we can grow market share and meet gross margin targets. The category is dominated by five companies who, combined, have a 96% market share; and of those five, three account for 88%. These market leaders have been very aggressive in their pricing strategy for Black Friday and Christmas promotions, especially in light of our opening price point, making it very difficult. These price moves were made after we spoke last quarter and, as I've said, make it increasingly difficult to meet necessary levels to sustain our position in the category.

Therefore, our decision to exit now. During the quarter, we have taken a $2.9 million charge to [liquidate] inventories of our portable nav equipment and eliminate the expenses associated with the sale and support of these products. By exiting the business altogether, the impact to our top line is expected to be approximately $15 million annually.

Looking at the overall picture, our inventory positions are in line, and there is no one product category that we believe is at substantial risk at this time. As I've said before, the consumer electronics industry changes rapidly with new technologies constantly arriving and others maturing and even commoditizing. From time to time, this market shifting may cause us to choose or limit our exposure or exit business lines like the one we are announcing today. But bear in mind that new technologies also give us opportunities to grow, and we expect that to continue.

The state of today's economy demands that every single aspect of our business be under constant review. We are looking aggressively to find cost savings and productivity improvements as we integrate and maximize the synergies of our recent acquisitions. We have raised prices to help minimize the effect of rising costs and restore our margins. We have eliminated slow-moving and marginally profitable products and product lines that put a drag on our margins. We continue to scale back expenses in each of our domestic operations as we achieve the synergies we identified in each acquisition, and we are looking at every expense and line item to manage our business most effectively during this downturn.

Our size and product depth is allowing us to make inroads with a customer base increasingly interested in consolidating their vendor partners to reduce their own costs. We have improved our position at retail across the board. We continue to introduce new products with their higher gross margins into all of our lines. Innovative new products remain key drivers of the consumer electronics business and Audiovox as well, and we continue to investigate new product categories and markets, keeping pace with technological developments that might signal the next trend.

Our first-quarter was weak, as we knew it would be. We are very mindful of the concern that higher energy prices will hurt consumer spending, which accounts for more than two-thirds of the US economy.

Finally, as far as our plans for acquisitions, we will maintain the schedule I announced on the last call, which is to take most of this year to complete the synergies that drove our acquisitions last year but be prepared to re-enter the M&A market towards the end of the year.

Despite all of the negative economic data and the state of global markets, I remain optimistic about Audiovox's future. We are not happy with our first quarter results, and we do anticipate that the current economic climate will continue to impact our second quarter.

I have previously announced $8 million in targeted cost cuts with lower sales volumes expected. We are in the process of reviewing our overhead structure and we will make additional cuts so we are positioned to be profitable. We have a light debt load, a positive cash position and will aggressively manage our business through this uncertain period.

I would like to thank you for your time and support, and I will now turn the call over to Mike, and then we will open it up for some questions. Michael?

 Michael Stoehr - Audiovox Corporation - CFO

 Thank you, Pat, good morning, everyone. I will begin discussing our first quarter and then provide some details on our balance sheet.

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Final Transcript
Jul. 11. 2008 / 10:00AM ET, VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call

For the first quarter of 2009, sales were $144.6 million, an increase of 12.5% compared to $128.3 million that was reported in the first quarter of last year. This increase, as Pat noted, was a result of higher sales in our electronics group offset by declines in the accessories group. Accessories sales were $113.7 million compared to $95 million, an increase of 19.7%. The increase was a result of higher sales in our consumer group as a result of, one, sales of the RCA audio/video acquisition and increased sales in our regular consumer business and, finally, increased sales in our security line. These increases were offset by declines in the mobile audio and video groups.

The accessories sales were $30.9 million and declined 7.2% compared to $33.3 million in the first quarter of last year. The decreases in sales were a result of lower accessories sales in the United States and Canada, offset by increases in OEHLBACH in Europe and our recent Technuity acquisition.

Gross margins were 15.6% for the first quarter of 2009 versus 18.1% for the first quarter last year. Our margins were impacted by four major factors. One, as a result of the review of our portable navigation product line, as Pat outlined, and also the amount of capital that we would be required to go onto the second generation, we have chosen to exit this product group. This exit from the nav line required us to take a provision of $2.6 million on the remaining $5.6 million in inventory and an additional provision of $300,000 for tooling and other related costs. This provision represents approximate 2% impact on our margins. The gross margin adjusting for these provisions was 17.6%.

Two, our vendors raised our prices as a result of their higher labor costs, energy-related costs on production and the devaluation of the United States dollar.

Three, increased cost of inbound freight from vendors to our warehouse locations, whether by ocean or airfreight. Again, this was due to higher energy costs.

And, four, increased outbound freight costs to our customers as a result of increased fuel charges, and as Pat has mentioned, upwards to 38%. We are currently implementing price increases in many of our key product categories to offset the impact of these higher costs.

Operating expenses were $30.4 million for the quarter, an increase of $5.6 million versus $24.8 million last year. Included in overhead were the operating expenses of the RCA audio/video, Incaar and Technuity acquisitions, which were not included last year. The expenses related to our recent acquisitions, which was accessories, audio/video, OEHLBACH and Technuity, were $10.9 million for the quarter. Further, our core overhead was impacted last year by the reduction of a call-put liability calculation which did not occur this year. Excluding this benefit, the core overhead adjusted for acquisition was down approximately 3.7%.

As a result of the current state of the economy, we had a smaller increase in sales than anticipated. The effect of energy costs on our credit expense, increased vendor prices, the discontinuation of the portable navigation line, all of which impacted our margins and, finally, the increased overhead plan to support anticipated higher sales, which did not occur, we reported a loss of $5.2 million or $0.23 a share versus $121,000 profit of $0.01 a share last year from continuing ops.

On the balance sheet, net cash provided from operation was $25.7 million, principally as a result of reductions in accounts receivable, inventory and vendor receivables. Our cash balances increased to $70 million from $39.3 million February 29. Accounts receivable [terms] were 5.5 times, and inventory returns were 3.7 times. Our working capital was $276.3 million, which includes cash and equivalents of $70 million, compared to $275.8 million as of February 29, 2008, which includes cash and cash equivalents of $39.3 million. We also are beginning to have reviewed and continue to adjust our buying in light of the current economic situation.

I'll turn the call back to Pat, and we can begin the questions and answers.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Thank you, Mike. If anyone has any questions?

 QUESTION AND ANSWER

Operator

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Final Transcript
Jul. 11. 2008 / 10:00AM ET, VOXX - Q1 2009 Audiovox Corporation Earnings Conference Call

 (OPERATOR INSTRUCTIONS) Jim Barrett, C.L. King & Associates.

 Jim Barrett - CL King & Associates - Analyst

 Pat, could you talk a bit about the pricing you took on July 1st? First of all, have any of your customers resisted the price increase?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Everyone resists, but must everyone knows what's happening and we're not the only company that is coming to them now. Everybody tried to hold the position as much as they can. But with the cost increases coming from the manufacturing base and the cost to bring products in and ship products around, everybody understands that there needs to be an adjustment. We have started the process. In some cases, our contract with customers require us that we advise them and give them 60 days notice for them to accept the increase. That's why I'm saying it's taking most of this quarter in order to get the price increases in place.

 Jim Barrett - CL King & Associates - Analyst

 Do you expect to fully recover the inflationary costs that Audiovox has experienced with these price increases? And can you provide us with a range in terms of what the price increases have been?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 We will recover the increased cost. On margins, we have very competitive margins within this industry, so there's not anything that we can give up. So we will be getting our margin back to where we have projected it to be and where it needs to be. I will refrain from giving you any hard numbers, as that could be used against me competitively.

 Jim Barrett - CL King & Associates - Analyst

 In terms of your vendors, do your contracts with them state that they are required to give you 60 days notice before taking pricing?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 In some cases, yes; in some cases, no. We have been working with them to forestall any increases for quite some time. The problem in China is that this is a cumulative effect of a number of different factors that are finally getting to the tipping point where they cannot absorb these increases any longer. When we first heard and we first had our first appreciation where the renminbi went against the dollar, they absorbed it. But when you take it and you keep moving it -- and the appreciation of the renminbi is about 14% since it started to change -- you take that, you take the fuel-related expenses on top of that, raw material expenses on top of that, they just can't hold the line.

And one of the things the China government did earlier this year, in January -- they made law changes that are pushing up labor costs approximately 30%.

 Michael Stoehr - Audiovox Corporation - CFO

 Also, our inventory is turning so fast that we take these price increases right through very quickly.

 Jim Barrett - CL King & Associates - Analyst

 Finally, just one final question for you, Pat, although I think you did touch upon it, in that you said you have improved your position in retail across the board. When I look at the core business, in the aggregate, have you maintained shelf space? Have you maintained listings with retailers?

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Sure. We have not lost any position at retail. There was one program that we initially knew when we took over the (technical difficulty) group that would go away, and we knew that when we bought the Company. Subsequent to that, we have added on retail. We've recently added a large retailer to our accessory group that should give them a nice boost. But our core business, our consumer business, that core is up over last year, primarily driven by the fact that the LCD shortages have abated and we've gotten back to more normal sales of those products. But our position at retail is stronger today than it has ever been. We have more SKUs at more retailers, more major retailers, than ever before. So from a retail standpoint, I think we're positioned very well.

On the automotive side, we have more business with the OEMs, and our business with the OEMs are not like what we would see with Delphi or Visteon. These are much smaller programs, these are more niche programs, programs that they do need, especially in light of their lower sales, they are pushing accessories. So we are positioned better there as well. As far as a general aftermarket, whether it be retailer or expediter, our position remains the same.

So what we really need is a rise in retail sales of either vehicles or retail sales in general to move our products off the shelf.

Operator

 (OPERATOR INSTRUCTIONS). There are no questions at this time.

 Patrick Lavelle - Audiovox Corporation - President & CEO

 Well, thank you all for calling in this morning. Thank you for your support of Audiovox and I wish you a good day and a good weekend. Thank you.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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